SCHEDULE DEF-14C INFORMATION
  Information Statement Pursuant to Section 14(C) of the Securities Exchange
                                 Act of 1934
                               (Amendment No. )

 Filed by the Registrant [ X ]
 Filed by a Party other than the Registrant [   ]

 Check the appropriate box:

 [   ] Preliminary Information Statement

 [   ] Confidential, for Use of the Commission Only (as permitted by Rule
       14c-5(d)(2))

 [ X ] Definitive Information Statement

                         AMERICAN HEALTHCHOICE, INC.
      (Name of Person(s) Filing Information Statement, if other than the
                                 Registrant)

 Payment of Filing Fee (Check the appropriate box):

 [ X ] No fee required.

 [   ] Fee computed on table below per Exchange Act Rules 14C-101

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

 [   ] Fee paid previously with preliminary materials.

 [   ] Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:
                                                         N/A
    2) Form, Schedule or Registration Statement No.:
                                                         N/A
    3) Filing Party:
                                                         N/A
    4) Date Filed:
                                                    August 12, 2004

                         AMERICAN HEALTHCHOICE, INC.
                               2221 Justin Road
                                Suite 119-154
                          Flower Mound, Texas 75028
                                (972) 538-0122
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               August 11, 2004

 TO ALL STOCKHOLDERS OF AMERICAN HEALTHCHOICE, INC.:

 NOTICE IS HEREBY GIVEN that the 2004 Annual Meeting of Stockholders of American HealthChoice, Inc., a New York corporation, will be held on Thursday September 2, 2004 at 10:00 a.m., local time, at the Holiday Inn Select DFW North, 4441 Highway 114 and Esters Blvd., Irving, TX 75063 for the following purposes:

 1. To elect the following nominees as directors to serve for the ensuing year and until their successors are elected: Dr. J. W. Stucki, Dr. Jeffrey Jones, Dr. Michael R. Smith, James Roberts and V. John Mansfield.

 2. To approve a certificate of amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock from 115,000,000 shares to 200,000,000 shares.

 3.   To change the Company's state of incorporation from New York to Texas.

 4. To ratify the appointment of Lane Gorman Trubitt L.L.P., as the Company's independent auditors for the fiscal year ending September 30, 2004.

 Each of these items of business is more fully described in the Information Statement accompanying this Notice.

 Only stockholders of record at the close of business on July 22, 2004 are entitled to notice of and to vote at the Annual Meeting and at any and all adjournments, postponements or continuations thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection during ordinary business hours by any stockholder for any purposes germane to the meeting, at the Company's offices at 4904 Cross Timbers Road, Flower Mound, Texas 75028 for a period of at least ten days prior to the Annual Meeting and will also be available for inspection at the Annual Meeting.

 The entire cost of furnishing this Information Statement will be borne by the Company. The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of Common Stock held of record by them.

 All stockholders are cordially invited to attend the Annual Meeting in person.

 THE BOARD OF DIRECTORS IS NOT SOLICITING PROXIES AND YOU ARE REQUESTED NOT TO SEND A PROXY.

 By Order of the Board of Directors

 /s/ Dr. J. W. Stucki,
 Dr. J. W. Stucki,
 President, Chief Executive Officer and Chairman of the Board of Directors

           WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                            NOT TO SEND US A PROXY

                         AMERICAN HEALTHCHOICE, INC..
                               2221 Justin Road
                                Suite 119-154
                          Flower Mound, Texas 75028
                                (972) 538-0122

                 INFORMATION STATEMENT FOR THE ANNUAL MEETING
                         To Be Held September 2, 2004

 General

 The enclosed Information Statement is being furnished to the stockholders of American HealthChoice, Inc.. pursuant to the Regulation 14(c) of the Securities Exchange Act of 1934 in connection with the Majority Written Consent in Lieu of a Special Meeting of Stockholders to be held on Thursday September 2, 2004 at 10:00 a.m., local time, at the Holiday Inn Select DFW North, 4441 Highway 114 and Esters Blvd., Irving, TX 75063.

 This Information Statement and materials were mailed on or about August 13, 2004 to all stockholders of record as July 22, 2004.

 Voting Securities

 Only stockholders of record at the close of business on July 22, 2004 are entitled to notice of and to vote at the special meeting. On the record date 104,195,259 shares of the Company's common stock, $.001 par value per share ("the Common Stock") were issued and outstanding. The presence, either in person or by proxy, of the holders of a majority of the total number of shares of Common Stock outstanding on the Record Date is necessary to constitute a quorum and to transact such matters as come before the Annual Meeting.

 As of the Record Date, management and its affiliates ("Principal Stockholders") collectively owned greater than 50% of the Company's outstanding Common Stock and will vote such shares to elect as directors the five nominees listed under the caption "Election of Directors". Since the Common Stock owned by the Principal Stockholders constitutes a majority of the Company's outstanding Common Stock, the Board of Directors determined not to solicit proxies. Any stockholder of record on the Record Date, is entitled to attend the meeting and vote their shares personally or through such stockholder's own legally constituted proxy.


 Voting and quorum requirements at the meeting

 Only holders of shares of common stock at the close of business on July 22, 2004 (the "record date") are entitled to notice of and to vote at the annual meeting. On the record date, there were 104,195,259 shares of common stock outstanding. You will have one vote for each share of common stock held by you on the record date. If your shares are held in the name of a broker, trust bank or other nominee, you will need to bring a proxy or letter from that broker, trust company or nominee that confirms that you are the beneficial owner of those shares, and that such broker, trust company or nominee has not voted those shares in any proxy submitted by it in connection with the annual meeting.

 In order to have a meeting it is necessary that a quorum be present. A quorum will be present if a majority of the shares of common stock are represented at the annual meeting in person or by proxy. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes will not be counted as having voted either for or against a proposal, although they will have the effect of a vote against proposal two regarding the increase in the Company's authorized common stock. If a quorum is present, the affirmative vote of the holders of at least two-thirds of the Company's outstanding shares of common stock is required to approve proposal two regarding the increase in the Company's authorized common stock, and the affirmative vote of the holders of a majority of the shares present or represented at the meeting and that actually vote for or against the matter is required to approve proposals three and four. Directors are elected by a plurality vote, meaning that the five (5) nominees receiving the highest number of votes FOR will be elected as directors.

 Solicitation of proxies

 THE BOARD OF DIRECTORS IS NOT SOLICITING PROXIES AND YOU ARE REQUESTED NOT TO SEND PROXIES



                                 PROPOSAL ONE

                            ELECTION OF DIRECTORS

 At the Annual Meeting, five directors will be elected to hold office until the next Annual Meeting of Stockholders or until their successors are elected and qualified. If any nominee becomes unavailable for election to the Board of Directors, the persons named in the proxy may act with discretionary authority to vote the proxy for such other person, if any, as may be designated by the Board of Directors. However, the Board is not aware of any circumstances likely to render the nominees unavailable for election. The presence of a majority of the outstanding shares of Common Stock will constitute a quorum because under New York law directors are elected by a plurality of the votes cast.

 The following table sets forth certain information with respect to the persons who will be the nominees for election at the Annual Meeting and the other executive officer of the Company. Included within the information below is information concerning the business experience of each such person during the past five years. The number of shares of Common Stock beneficially owned by each of the directors as of June 30, 2004 is set forth below in "Securities Ownership of Certain Beneficial Owners."

           Name             Age            Position                 Since
 -------------------------  ---  ----------------------------   -------------

 Joseph W. Stucki, D.C.     45   President, Chief Executive     March 1995
                                 Officer and Chairman of the
                                 Board of Directors

 John C. Stuecheli          57   Chief Financial Officer,       January 1999
                                 Vice President and Secretary

 Jeffrey Jones, D.C.        43   Director                       March 1995

 Michael R. Smith, M.D.     46   Director                       December 1996

 V. John Mansfield          57   Director                       June 1998

 James Roberts              45   Director                       June 1998


      Joseph W. Stucki, D.C. Dr. Stucki is Chairman of the Board of Directors, Chief Executive Officer and President of the Company. Dr. Stucki has been a licensed chiropractor for approximately 20 years.
 In May 1983, he founded United Chiropractic Clinics, Inc. and, as its Chairman and President, purchased or developed and opened approximately
 84 multi-disciplined clinics (chiropractic, medical, physical therapy and diagnostic). From 1988 through 1995, Dr. Stucki served as Chairman and Chief Executive Officer of United Health Services. United Health Services developed approximately 150 franchises throughout the United States. Dr. Stucki has been a consultant to health care organizations on various issues including practice management, strategic development, and mergers and acquisitions. Dr. Stucki has authored several papers and manuals on practice management and has been a guest speaker on health care issues.
 Dr. Stucki is a member of various national, state, and local organizations.

      John C. Stuecheli Mr. Stuecheli became Chief Financial Officer, Vice President of Finance and Secretary of the Company in January 1999. Mr. Stuecheli was first employed by the Company in November 1998 as Controller. From November 1996 to October 1998, Mr. Stuecheli was Vice President of Finance and Chief Financial Officer for Irata, Inc., a manufacturer and operator of photo booths and other vending equipment. From September 1993 to October 1996, he was an independent consultant specializing in financial restructuring.

      Jeffrey Jones, D.C. Dr. Jones is a Director of the Company. He is the Clinic Director of the United Chiropractic Uptown Clinic, New Orleans, Louisiana, owned by a subsidiary of the Company. He obtained his Louisiana Doctor of Chiropractic license in July 1985, and began his association with the United Chiropractic Uptown clinic shortly thereafter. In the past, Dr. Jones has acted as Regional Manager of other United Clinics in the greater New Orleans area. He is a member of the Chiropractic Association of Louisiana, The Union of Chiropractic Physicians and the American Chiropractic Association.

      Michael R. Smith, M.D. Dr. Smith became a Director of the Company in December 1996. Dr. Smith, a practicing physician board certified in family practice, was employed by the Company from September 1994 to December 2000 and rejoined the Company in September 2003. He provides medical services at two of the Company's clinics and serves as the Medical Director for the Company's Texas clinics. He also serves on the Board of Directors of AHC Physicians Corporation, Inc., a subsidiary of the Company. From June 1992 through August 1994, Dr. Smith was an employee and then partner at the Texas Trauma Rehabilitation Association. Dr. Smith graduated from The University of Texas Medical Branch in 1984.

      V. John Mansfield. Mansfield became a Director of the Company in June 1998. He has been the President and Chief Executive Officer of Axis Capital LLC since May 1997. Axis Capital LLC, a privately owned company located in Atlanta, Georgia, provides advisory services for companies in transition, including start-ups, turnarounds, new growth initiatives and mergers and acquisitions.

      James Roberts. Mr. Roberts became a Director of the Company in June 1998. He has been the Managing Director of The Center For Church-Based Training, located in Dallas, Texas, since February 1999. He was the President of Health Dental Plus, Inc. from September 1993 to January 1999. Center For Church-Based Training, a non-profit organization, provides advisory services to churches and other religious organizations. Health Dental Plus, Inc. is engaged in the marketing of dental benefits plans to employer groups and individuals.


 No family relationship exists between any of the Company's directors and executive officers.



                                 PROPOSAL TWO

         APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION

         TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

 Background

 Under New York law, we may only issue shares of common stock to the extent such shares have been authorized for issuance under the Company's Certificate of Incorporation ("Certificate"). The Company's Certificate currently authorizes the issuance of up to 115,000,000 shares of common stock. However, as of June 30, 2004, 104,195,259 shares of common stock were issued and outstanding.

 In August 2000 the Company executed an Agreement to acquire chiropractic clinics in Laredo, Corpus Christi and San Benito. The acquisition cost was $5,247,000 of which $837,500 was paid in cash and $4,410,000 was paid through the issuance of 29,400,000 shares of the Company's common stock. The Agreement stated that 17,500,000 shares from the 29,400,000 shares issued would be placed in escrow for possible redemption by the Company based on the Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA") for the acquired clinics during the two year period commencing October 1, 2000. If the combined EBITDA of the acquired clinics did not reach $1,500,000 for each of the two years, the Company would have the right to redeem a proportionate number of the 17,500,000 shares based on the percentage difference between the actual EBITDA for the periods and $1,500,000. The EBITDA was $585,000 and $165,000 for the two year periods ending September 30, 2001 and September 30, 2002, respectively. Therefore, the number of shares to be returned from the original 17,500,000 are 5,378,000 and 7,786,000 for a total of 13,164,000 shares.

 In addition, the Agreement provided for an adjustment to the number of shares issued if the average bid price for the common stock was below $.15 per share for the 90 trading days before September 1, 2001 and September 1, 2002 respectively. A proportionate number of additional shares would be issued for the difference between the actual average share bid price and $.15 based on 17,500,000 original shares and the number of EBITDA shares, after adjustment for actual EBITDA, for the two year period ending September 30, 2002. The average bid price was $0.0273 for the 2001 period and $0.01 for the 2002 period. To comply with the terms of the Agreement, the Company would be required to issue an additional 82,110,000 shares of common stock.

 On August 6, 2004, the Board of Directors approved an amendment to the Agreement whereby the Company would issue $2,000,000 in Series B Preferred Stock in lieu of the 82,110,000 common shares for the price adjustment. The Series B Preferred Stock would have the following attributes:

   *  20,000 shares with face value of $100
   *  Three year ending June 30, 2007
   *  4% annual dividend payable in stock or cash
   *  Convertible into common stock at $0.05 or higher
   * Redeemable for cash up to $250,000 per year for two years if Company has $500,000 net income.
   *  Automatic conversion on June 30, 2007 at $0.025


 The terms of the Series B Preferred Stock require the Company to sufficient shares of Common Stock available for issuance to the holders of the Series B Preferred Stock assuming the maximum number of shares which could be issued during the three year term. Assuming all preferred shares are converted at $0.025 as of June 30, 2007, the Company would be required to issue an additional 90,000,000 shares. The Company believes the actual number of shares ultimately issued will be substantially less; however, it must provide for the maximum number of potentially issuable shares.
 The Board authorized on August 5, 2004, subject to stockholder approval, the increase the number of authorized common shares from 115,000,000 to 200,000,000.

 Purpose and Effect of the Amendment

 The principal purpose of the proposed amendment to the Company's Certificate is to authorize additional shares of common stock which will be available for issuance upon conversion of Series B Preferred Stock. If the stockholders approve the amendment, the Board of Directors does not intend to solicit further stockholder approval prior to the issuance of any additional shares of common stock, except as may be required by applicable law.

 The increase in authorized common stock will not have any immediate effect on the rights of existing stockholders. However, upon issuance of the Series B Preferred Stock, the holders of the Series B Preferred Stock will have a liquidation over the holders of Common Stock. To the extent that additional authorized shares are issued in the future, they may decrease the existing stockholders' percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing stockholders. The holders of common stock have no preemptive rights and the Board of Directors has no plans to grant such rights with respect to any such shares.

 If the stockholders approve this proposed amendment, Paragraph FOURTH of the Certificate of Incorporation will be amended to read as follows:

 The aggregate number of shares which the corporation shall have authority to issue is 205,000,000 of which 200,000,000 shares shall be common stock of the par value of $0.001 per share and of which 5,000,000 shares shall be preferred stock of the par value of $0.001 per share.

 After stockholders approval the amendment to the Company's Certificate will be filed with the New York Secretary of State within 10 days of the Annual Meeting.

 Vote Required and Board of Directors Recommendation

 If a quorum is present, the approval of this proposal requires the affirmative vote of the holders of a majority of the shares of common stock present or represented at the meeting.

 THE BOARD BELIEVES THAT THE AMENDMENT TO THE ARTICLES IS IN THE BEST INTEREST OF THE COMPANY AND IN THE BEST INTEREST OF THE STOCKHOLDERS FOR THE REASONS STATED ABOVE. THEREFORE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE CERTIFICATE.



                                PROPOSAL THREE

     APPROVAL TO CHANGE THE STATE OF INCORPORATION FROM NEW YORK TO TEXAS


 On August 5, 2004, The Board of Directors approved a proposal to change the Company's state of incorporation from New York to Texas, subject to stockholder approval (the Reincorporation"). The Reincorporation would be effected through the merger of the Company into American HealthChoice, Inc., a Texas corporation. The Board believes that it is in the best interest of the Company and its stockholders to change the Company's state of incorporation from New York to Texas for various reasons, including tax benefits and a more favorable regulatory environment for the Company. The Company will provide a more detailed description of the Reincorporation process upon request.

 Vote Required and Board of Directors Recommendation

 If a quorum is present, the approval of Proposal Three requires the affirmative vote of the holders of a majority of the shares of common stock present or represented at the meeting.


 THE BOARD BELIEVES THAT THE CHANGE OF INCORPORATION IS IN THE BEST INTEREST OF THE COMPANY AND IN THE BEST INTEREST OF THE STOCKHOLDERS FOR THE REASONS STATED ABOVE. THEREFORE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL TO CHANGE THE STATE OF INCORPORATION.



                                PROPOSAL FOUR

                RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

 The Audit Committee of the Board of Directors has selected Lane Gorman Trubitt L.L.C. as independent auditors to audit the consolidated financial statements for the fiscal year ending September 30, 2004. Lane Gorman Trubitt L.L.C. has acted in such capacity since its appointment in fiscal year 1997. A representative of Lane Gorman Trubitt L.L.C. is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.


 Vote Required and Board of Directors Recommendation

 If a quorum is present, the affirmative vote of the holders of a majority of the shares of common stock present or represented at the meeting, and that vote for or against, is required to approve Proposal Four.

 THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF LANE GORMAN TRUBITT L.L.C., AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.


        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information regarding the ownership of the Company's Common stock as of June 30, 2004, by (i) each known beneficial owner of more than five percent (5%) of the outstanding Common Stock, (ii) each Director, (iii) each executive officer, and (iv) the executive officers and Directors as a group. All share numbers are provided based on information supplied to management of the Company by the respective individuals and members of the group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

                                     Number of Shares     Percent of Class
                                     ----------------     ----------------
 David P. Voracek, D.C. (1)              10,938,356             10.5%
 2025 Tartan Trail
 Highland Village, Texas 75077

 Joseph W. Stucki, D.C. (2)              39,829,354             38.1%
 2221 Justin Road, Suite 119-154
 Flower Mound, Texas 75028

 Jeffrey Jones, D.C. (3)                 10,214,151              9.8%
 807 S. Carrollton Avenue
 New Orleans, Louisiana 70118

 John C. Stuecheli (4)                      711,000                *
 2221 Justin Road, Suite 119-154
 Flower Mound, Texas 75028

 Michael R. Smith, M.D. (5)                 421,167                *
 118 Canyon Circle
 Boerne, Texas 78006

 James Roberts (6)                           59,500                *
 6712 Biltmore Pl.
 Plano, Texas 75023

 V. John Mansfield (7)                       50,000                *
 10956 Big Canoe
 Big Canoe, Georgia 30143

 Officers and Directors as a group       51,285,172             49.1%
 (6 persons)
 __________________________
 *    Less than one percent.
 (1) The number of shares reported includes 1,650,000 shares owned of record by Mainstream Enterprises LLC, a limited liability company, in which Dr. Voracek is the sole member, and 2,480,520 shares owned of record by Belair Capital Group, Ltd., a limited liability company, in which Dr. Voracek has a 30% member interest.

 (2) Dr. Stucki is the Chief Executive Officer, President and Chairman of the Board of Directors of the Company. The number of shares reported includes 4,308,000 shares owned of record by Belair Capital Group, Ltd., a limited liability company, in which Dr. Stucki has a 51% member interest and 20,000 shares issuable upon exercise of options at $0.05 per share, which are currently exercisable.

 (3) Dr. Jones is a Director of the Company. The number of shares reported includes 1,586,480 shares owned of record by Belair Capital Group, Ltd., a limited liability company, in which Dr. Jones has a 19% member interest and 20,000 shares issuable upon exercise of options at $0.05 per share, which are currently exercisable.

 (4) Mr. Stuecheli is the Chief Financial Officer and Secretary of the Company. The number of shares owned includes 42,500 shares issuable upon exercise of options at $0.05 per share, which are currently exercisable.

 (5) Dr. Smith is a Director of the Company. The number of shares owned includes 50,000 shares issuable upon exercise of options at $0.05 per share, which are currently exercisable.

 (6) Mr. Roberts is a Director of the Company. The number of shares owned includes 50,000 shares issuable upon exercise of options at $0.05 per share, which are currently exercisable.

 (7) Mr. Mansfield is a Director of the Company. The number of shares owned includes 50,000 shares issuable upon exercise of options at $0.05 per share, which are currently exercisable.



           SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

 Based solely on a review of Forms 3, 4 and 5 submitted to us during and with respect to fiscal 2003, all statements of beneficial ownership that were required to filed with the SEC were timely filed.




 By order of the Board of Directors

 Dr. J.W. Stucki

 President, Chief Executive Officer and Chairman of the Board of Directors

 Flower Mound, Texas

 August 11, 2004


                                End of Filing